Exhibit 99.2

Certain Remarks of Rebecca J. Weber

Urologix, Inc. Teleconference

April 24, 2008

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General and administrative expenses increased by $455,000, excluding amortization expense mainly due to various one-time charges which occurred during the third quarter which we do not expect to repeat in the future. This increase was partially offset by decreases in selling expenses of $109,000 which correlates to the revenue decline, as well as an $167,000 decrease in research and development expenses primarily due to decreased product testing and project materials related to our next generation catheter offerings.

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Despite the operating loss incurred in the quarter, we were able to control the amount of cash burn as a result of improved accounts receivable collections. Our days sales outstanding at the end of the third quarter was 49 days compared to 64 days for the quarter ending December 2007 and 77 days for the prior year quarter ending March 31, 2007.